Exhibit 99.1

MIVA PROVIDES UPDATE ON STRATEGIC INITIATIVES

New MIVA Media Technology platform begins US beta-testing ahead of schedule

Growth and improved monetization of the ALOT toolbar brand continues

NEW YORK, NY - October 8, 2008. MIVA, Inc., (NASDAQ:MIVA), a digital advertising and media company, today provided an update on the strategic initiatives across its MIVA Media and MIVA Direct divisions

“We believe it is critical in the current uncertain economic climate, that we provide our investors, customers and other key stakeholders with a clear understanding of MIVA’s progress,” said Peter Corrao, MIVA’s President and Chief Executive Officer. “Despite the challenging market conditions, we believe we are making substantial progress with our strategic initiatives. Our new MIVA Media Technology platform has begun beta-testing ahead of schedule and we are continuing to experience growth and improved monetization with our ALOT toolbar brand.”

“We are deeply committed to and believe that our strategic plan for a return to profitability is on the right course. At the same time, MIVA continues to maintain dialogues with interested third parties and our Board remains committed to evaluating and considering strategic alternatives and participating in third-party discussions to maximize shareholder value.”

New MIVA Media ad platform

Beta testing of MIVA’s new ad platform commenced ahead of schedule in the US on October 1, 2008. The migration of US advertisers and publishers onto this new ad platform is expected to continue over the next six months. MIVA’s new ad platform is being designed to replace the company’s legacy Pay-Per-Click technology and enable the company to increase revenue by better serving its advertiser and publisher base. In addition to the expected benefits for advertisers and publishers, the new technology platform is also intended to deliver cost savings across MIVA’s US and EU operations.

Continued roll-out of the ALOT toolbar brand

MIVA continues to focus on transitioning from its legacy toolbar brand to the ALOT brand. On September 30, 2008, MIVA had an active ALOT toolbar user base of 3.2 million, a 13% increase over the 2.9 million active users at the end of Q2 2008. Users of MIVA’s legacy toolbar decreased as expected over the same period, from 3.3 million at the end of Q2 2008 to 2.3 million at the end of Q3 2008. ALOT toolbars are continuing to significantly out-monetize MIVA’s legacy toolbar brand, with revenue per thousand live users through ALOT 67% higher than MIVA’s legacy brand(1).

EU restructuring program

MIVA’s EU restructuring program announced on August 21, 2008 remains on plan to deliver positive adjusted EBITDA in Q4 2008 excluding restructuring costs. This is a significant turnaround for a division that had adjusted EBITDA losses of approximately $3.6 million in the first half of 2008, and GAAP net losses in the first half of 2008 of approximately $4.5 million(2).

“MIVA plans to continue to provide periodic updates to ensure that key stakeholders are informed during this period of uncertainty in the global stock markets,” concluded Corrao.

The investment bank Petsky Prunier LLP is acting as financial advisors and Baker & McKenzie LLP is acting as legal advisors to MIVA in all M&A activity.

(1) Source: Internal statistics, September 30, 2008

(2) MIVA Media E.U. GAAP net loss and Adjusted EBITDA figures for the first half of 2008 exclude the allocation of corporate expense from MIVA, Inc. and discontinued operations (Italy).

About MIVA®, Inc.

MIVA, Inc. (NASDAQ:MIVA - News) is a global digital media company with a mission to deliver valuable digital audiences to advertisers. MIVA has two focuses to its business: owning and operating a growing portfolio of consumer destination sites and interest-specific toolbars, through its MIVA Direct division; and running a third-party contextual Pay-Per-Click ad network focused on key vertical sectors, through its MIVA Media division. MIVA, Inc. operates across North America and Europe.

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “anticipate” , “plan,” “will,” “intend,” “believe” or “expect’“ or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to develop and successfully market new products and services, and (3) the potential acceptance of new products in the market. Additional key risks are described in MIVA’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2007 and our most recently filed Form 10-Q.

Non-GAAP Financial Measures

This press release includes discussion of additional financial measure “Adjusted EBITDA,” which is not considered a generally accepted accounting principle (GAAP) measure by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. MIVA provides reconciliations of this financial measure to GAAP measures in its press releases regarding actual financial results.

MIVA believes that “Adjusted EBITDA” provides a meaningful measure for comparison of the Company’s projected operating performance with its historical results due to the significant increase in non-cash amortization that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions. MIVA defines Adjusted EBITDA as EBITDA (earnings before interest, income taxes, depreciation and amortization) plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business. MIVA uses Adjusted

EBITDA as an internal measure of its business and believes it is utilized as an important measure of performance by the investment community. MIVA sets goals and awards bonuses in part based on performance relative to Adjusted EBITDA. MIVA believes the use of this measure does not lessen the importance of GAAP measures.

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Contact:

MIVA

Lowell Robinson

Lowell.Robinson@miva.com

239.561.7229